Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

ENERGY EAST CORPORATION

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	14-1798693 (I.R.S. Employer Identification No.)

______________________
52 Farm View Drive
New Gloucester, ME 04260
(Address of principal executive offices)
______________________

Energy East Corporation
Employees' Stock Purchase Plan
(Full title of the plan)
______________________

ROBERT D. KUMP
Vice President, Controller & Chief Accounting Officer
Energy East Corporation
52 Farm View Drive
New Gloucester, ME 04260
(Name and address of agent for service)

(207) 688-4302

(Telephone number, including area code, of agent for service)

______________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock ($0.01 Par Value)	500,000 Shares	$25.41	$12,705,000	$1,359.44

(1)      The number of shares of common stock registered hereunder is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)      Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share is based upon the average of the high and low prices per share of the common stock as quoted on the New York Stock Exchange on December 15, 2006.

______________________

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

          The Securities and Exchange Commission ("SEC") allows us to "incorporate by reference" information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Registration Statement. The information filed with the SEC in the future will automatically update and supersede the information contained in this prospectus, or incorporated by reference in this prospectus.

          We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, other than any portions that are not considered "filed" under the Exchange Act in accordance with the Exchange Act and Exchange Act rules, until we file a post-effective amendment to this Registration Statement which indicates that all of the securities have been sold or which deregisters all securities then remaining unsold.

    Our Annual Report on Form 10-K for the year ended December 31, 2005.
    Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.
    Our Current Reports on Form 8-K dated January 10, 2006, February 9, 2006, April 6, 2006, May 4, 2006, June 9, 2006, July 24, 2006, August 17, 2006, August 23, 2006, and September 14, 2006.

Item 6.  Indemnification of Directors and Officers

      The Business Corporation Law of the State of New York provides that if a derivative action is brought against a director or officer, Energy East may indemnify him against amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by him in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he reasonably believed to be in Energy East's best interests, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to Energy East. In a non-derivative action or threatened action, the Business Corporation Law provides that Energy East may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him in defending such action if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of Energy East.

      Under the Business Corporation Law, a director or officer who is successful, either in a derivative or non-derivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the Business Corporation Law are met. The indemnification provisions of the Business Corporation Law are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the by-laws of a corporation or, whether authorized by such certificate of incorporation or by-laws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

      The above is a general summary of certain provisions of the Business Corporation Law and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the Business Corporation Law.

      Energy East's By-Laws provide that to the extent not prohibited by law, Energy East shall indemnify each person made, or threatened to be made, a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator or intestate, (i) is or was a director or officer of Energy East or (ii) is or was serving any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity at Energy East's request.

      Energy East's By-Laws also provide, among other things, that:

      (1)   no indemnification shall be made to or on behalf of any director or officer, if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled;

      (2)   the rights to indemnification and advancement of defense expenses granted by or pursuant to the By-Laws shall not limit or exclude, but shall be in addition to, any other rights which may be granted by or pursuant to any statute, certificate of incorporation, by-law, resolution or agreement; and

      (3)   Energy East may, with the approval of its Board of Directors, enter into an agreement with any person who is, or is about to become, a director or officer of Energy East, or who is serving, or is about to serve, at the request of Energy East, as a director, officer, or in any other capacity, any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which agreement may provide for indemnification of such person and advancement of defense expenses to such person upon such terms, and to the extent, not prohibited by law.

      Energy East has insurance policies indemnifying its directors and officers against certain obligations that may be incurred by them, subject to certain retention and co-insurance provisions.

 Item 8.  Exhibits

          See Exhibit Index.

 Item 9.  Undertakings

          The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the undersigned registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of New Gloucester, State of Maine on December 20, 2006.

Energy East Corporation By: /s/ Robert D. Kump Robert D. Kump

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 20, 2006.

Signature	Title

Principal Executive Officer

*
Wesley W. von Schack	Chairman and Director

Principal Financial Officer and Principal Accounting Officer

/s/ Robert D. Kump
Robert D. Kump	Vice President, Controller & Chief Accounting Officer
Directors:
*
James H. Brandi	Director

*
John T. Cardis	Director

*
Joseph J. Castiglia	Director

*
Lois B. DeFleur	Director

*
G. Jean Howard	Director

*
David M. Jagger	Director

*
Seth A. Kaplan	Director

*
Ben E. Lynch	Director

*
Peter J. Moynihan	Director

*
Walter G. Rich	Director

/s/ Robert D. Kump
Robert D. Kump	As attorney-in-fact for the officer and directors marked by an asterisk

          Pursuant to the requirements of the Securities Act of 1933, the administrators of the Plan have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the Town of New Gloucester, State of Maine, on December 20, 2006.

Energy East Corporation Employees' Stock Purchase Plan By: /s/ Robert D. Kump Robert D. Kump

EXHIBIT INDEX

Exhibit No.
23-1	Consent of PricewaterhouseCoopers LLP.
24-1	Power of Attorney of Directors and Officers.
24-2	Power of Attorney of Registrant.